Exhibit 10.9

EMPLOYMENT AGREEMENT

DCS, Inc.

and Jon D. Shaver

EMPLOYMENT AGREEMENT

DIVERSIFIED COLLECTION SERVICES, INC., a California corporation (“Corporation”) hereby employs JON D. SHAVER (“Employee”) and Employee hereby agrees to work for Corporation upon the following terms and conditions.

1.	Term. The term of this Agreement shall be one (1) year commencing on March 31, 2003, provided that the Agreement and the employment hereunder shall be renewed automatically for regular periods of one (1) year unless terminated by Corporation or Employee as hereafter provided in Paragraph 4.

2.	Scope. Corporation hereby employs Employee to render services to Corporation as the Executive Vice President and Chief Operating Officer (COO) and in such additional capacities as may be designated from time to time by Corporation. Employee shall report to and perform such duties commensurate with his position as may be specified from time to time by Chief Executive Officer (CEO). Employee shall devote his entire time, skill, labor, efforts and attention to the employment with Corporation. The nature of the employment and Employee’s powers and duties in any capacity thereunder shall be determined from time to time by the CEO. During the term of this Agreement, Employee shall not, directly or indirectly, alone or as a member of a partnership or as an officer, director or shareholder of any other corporation, (other than any which are owned by or affiliated with Corporation), be engaged in or concerned with any other commercial duties or pursuits whatsoever, except with the written consent of the CEO.

3.	Compensation. Corporation shall pay to or provide compensation for Employee as hereafter set forth.

3.1	Corporation shall pay Employee a salary of EIGHTEEN THOUSAND SEVEN HUNDRED FIFTY DOLLARS AND 00/100 CENTS ($18,750.00) per month.

3.2	Corporation shall pay Employee a quarterly salary bonus not to exceed TWENTY-FIVE THOUSAND DOLLARS AND 00/100 CENTS ($25,000.00) for each quarter of the fiscal year of the Corporation based on Employee’s attainment of specified priorities, goals, and objectives established for Employee by the Corporation from time to time (“Performance Bonus”). Employee acknowledges and agrees that the terms and conditions of said priorities, goals, and objectives are dynamic and will reflect the business environment then existing. Additionally, Employee shall be entitled to participate in the Corporation’s “back-end” bonus program (“Back-End Bonus”). The Back-End Bonus, if any, shall be determined according to the Corporation’s Back-End Bonus Plan, payable according to the terms of the Plan, which terms are incorporated herein by this reference. Corporation may alter, modify or terminate the Back-End Bonus Plan at any time.

EMPLOYMENT AGREEMENT

DSC, Inc.

and Jon D. Shaver

3.3	Corporation shall reimburse Employee for the actual costs of the pre-approved business expenses of Employee on presentation of appropriate vouchers by Employee.

3.4	Employee shall participate in all of Corporation’s benefit programs, including the medical program, currently in existence or established during the term of Employee’s employment, in substantially the same manner and extent as other similar Corporation employees.

3.5	Employee shall be entitled to vacation in accordance with the currently promulgated policy. Corporation shall pay the premiums on a term life insurance policy insuring the life of Employee with a death benefit not to exceed ONE MILLION DOLLARS ($1,000,000.00) (“Policy”); the Policy ownership and beneficiary designated shall be designated by Employee. Acquisition of the Policy is subject to Employee qualifying for said coverage.

3.6

Corporation shall pay Employee an allowance of $1700.00 per month to cover the operating, maintenance and lease or installment purchase expense for an automobile (“Auto Lease or Installment Purchase”) for use in performing the duties assigned to him under this Agreement. In the event the employment of Employee terminates prior to the expiration, of the Auto Lease or Installment Purchase, Employee shall be solely responsible for any further expenses thereafter relating to such lease or purchase.

4.	Termination of Agreement.

4.1

Termination by Corporation for Cause. Corporation may terminate this Agreement for cause by written notice to Employee after Corporation has given Employee a written notice of proposed termination and Employee has failed to correct the deficiencies noted in said notice within fifteen (15) business days after receipt of the written notice of proposed termination. The written notice of proposed termination for cause shall specify, in detail the facts or circumstances constituting Corporation’s cause for termination. Cause for termination shall include, buts not be limited to, intentional or willful breach of or material neglect of duty, excessive absenteeism, repeated failure to perform work as required or to carry out the policies of or abide by the procedures established by Corporation, or failure to substantially achieve the goals and objectives of Corporation that are set by Corporation from time to time. If Corporation terminates this Agreement for cause, then Employee’s compensation for the then current year of service shall be limited to the compensation provided in subparagraph 3.1 herein prorated through the date of such termination for cause.

4.2

Termination of Employee Without Cause. Corporation may terminate this Agreement without cause by fifteen (15) days written notice to Employee. In such event, Corporation shall pay Employee a sum equal to the aggregate amount due Employee under subparagraphs 3.1, 3.2, and 3.6 herein through the date of

EMPLOYMENT AGREEMENT

DSC, Inc.

and Jon D. Shaver

termination. In the event Employee’s employment is terminated for a reason specified in subparagraphs 4.2 or 4.5, Corporation shall pay Employee the sum of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) as liquidated damages. Upon change of control of the Corporation only, if Employee’s employment with the Corporation is (1) voluntarily terminated by Employee because Employee’s employment conditions have been adversely and materially changed, including without limitation Employer’s requiring geographic location without consent or imposing on Employee a position of lesser status, responsibility or compensation, or any of the above, or (2) involuntarily terminated other than for “Special Cause,” at any time within two years following the closing date of such change in. control, Employee shall be entitled to a severance payment in the amount of one year of Employee’s prior annualized salary plus bonus, or one month per year of service, whichever is greater. “Special Cause” shall include, but not be limited to: (a) willful engagement in conduct that involves dishonesty or moral turpitude that either (i) results in substantial personal enrichment at the expense of the Corporation or any of its affiliates, or (ii) is demonstrably and materially injurious to the financial condition or reputation of Corporation or any of its affiliates, or (b) Employee’s willful violation of the provisions of any confidentiality or non-competition agreement between Employee and the Corporation or any of its affiliates. An act or omission shall be deemed “willful” for the purposes hereof only if done, or omitted to be done, in bad faith and without reasonable belief that it was in the best interests of Corporation and its affiliates. For the purposes of this subparagraph, the Corporation shall be considered to have undergone a change in control if the holder(s) of more than fifty per cent of the current equity ownership in the Corporation or its parent sell common stock to unrelated third parties resulting in such holders then having less than fifty per cent ownership in the Corporation. In the event of any conflict between this provision and any provision of the Change of Control Severance Agreement, dated as of July 31, 2003, such Change of Control Severance Agreement shall control.

4.3	Termination by Death of Employee. This Agreement shall terminate upon the death of Employee, and Corporation shall pay to Employee’s designated beneficiary, if any, and if not, then to the personal representative of the Employee’s estate, a sum equal to the aggregate compensation due Employee under subparagraphs 3.1 and 3.2 herein, up to the date of Employee’s death.

4.4	Voluntary Termination by Employee. Employee may terminate this Agreement upon thirty (30) days written notice to Corporation. Upon such termination, Corporation shall pay Employee a sum equal to the compensation due Employee under subparagraph 3.1 herein as of the effective date of Employee’s notice.

4.5

Termination by Total Disability of Employee. This Agreement shall terminate upon the total disability of Employee, and Corporation shall pay Employee a sum equal to the aggregate amount payable to Employee under subparagraphs 3.1, 3.2,

EMPLOYMENT AGREEMENT

DSC, Inc.

and Jon D. Shaver

and 3.6 herein as of the date of Employee’s disability, as defined in subparagraph 8.2.1.

5.	Confidentiality, Intellectual Property and Noncompetition.

5.1	Protection of Proprietary Information. In the course of his employment, Employee may learn, discover, be taught, help develop, or otherwise have access to certain information and materials of Corporation that Corporation has compiled, gathered, and developed over many years, that are important to, the successful operation of Corporation, and that Corporation regards as proprietary and a confidential trade secret. Employee agrees that his employment creates a relationship of confidence and trust with Corporation with respect to trade secrets and other proprietary information of Corporation or its customers learned by Employee during the period of employment.

(a)	Employee agrees not to directly or indirectly use or disclose any Proprietary Information at any time except in connection with the services Employee provides to the Corporation. “Proprietary Information” shall mean trade secrets, confidential knowledge, data, or any other proprietary information of the Corporation and shall include, but not necessarily be limited to, the following:

(i)	Corporation’s customer or client lists

(ii)	Corporation’s customers’ or clients’ buying habits or practices

(iii)	Key contact people for Corporation’s customers/clients

(iv)	Customer/client fee or payment arrangements

(v)	Corporation’s marketing materials, strategies, methods, pricing, and related data

(vi)	Corporation’s vendors or suppliers

(vii)	Corporation’s costs of materials

(viii)	Lists or other written records used in Corporation’s business

(ix)	Compensation paid by Corporation to employees and consultants, and other terms of employment or consultant arrangements

(x)	Collection techniques and procedures developed by Corporation

EMPLOYMENT AGREEMENT

DSC, Inc.

and Jon D. Shaver

(xi)	Computer software, firmware, user manuals, and training manuals

Corporation makes reasonable efforts to maintain the confidentiality of this information, including requiring all of its employees to sign a written undertaking not to disclose any confidential or Proprietary Information that the Employee may learn about, regardless of how the Employee acquires the information. Such information is and will remain confidential, even if the Employee helps develop, gather, or acquire the information himself. Therefore, Employee agrees, in addition to all other promises made herein, as follows:

(b)

At all times during his employment and at all times after termination of his employment, Employee will keep in confidence and trust all Proprietary Information, and Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of Corporation, except as may be necessary in the ordinary course of performing Employee’s duties to Corporation.

(c)	All Corporation property, including but not limited to Proprietary Information, documents, data, records, apparatus, samples, books, notebooks, manuals, jackets, lists, correspondence, graphic or pictorial renderings, equipment, and other physical property, whether or not pertaining to Proprietary Information, provided to Employee by Corporation or produced by Employee or others in connection with Employee providing services to the Corporation shall be and remain the sole property of Corporation and shall be returned promptly to Corporation as and when requested by Corporation. Employee shall return and deliver all such property upon termination of this Agreement, and Employee will not take any such property upon such termination.

(d)

Employee recognizes that Corporation has received and in the future will receive information from third parties that is private proprietary information subject to a duty on Corporation’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that during the term of his employment and thereafter, Employee owes Corporation and such third parties a duty to hold all such private or proprietary information received from third parties in the strictest confidence and not to disclose it, except as necessary in carrying out Employee’s work for Corporation consistent with Corporation’s agreement with such third party, and not to use it for the benefit of anyone other than for Corporation or such third party consistent with Corporation’s agreement with such third party.

EMPLOYMENT AGREEMENT

DSC, Inc.

and Jon D. Shaver

(e)	The obligations of Employee shall continue until such time as the Proprietary Information is publicly known, without fault on the part of the Employee.

5.2	Nonsolicitation.

(a)	While employed by Corporation and for one year thereafter, Employee will not directly or indirectly engage or participate in the solicitation of or attempt to solicit, or in any manner encourage, any employee, vendor, or consultant of Corporation to terminate or adversely alter his, her, or its relationship with Corporation in any manner whatsoever.

(b)

By signing this Agreement, Employee acknowledges and agrees that the names, addresses, and product specifications of Corporation’s customers constitute Corporation Proprietary Information and that the sale or unauthorized use or disclosure of this or any other Corporation Proprietary Information that Employee obtained during the course of this Agreement would constitute unfair competition with the Corporation. Employee promises not to engage in unfair competition with Corporation either during the term of his employment or at any time thereafter.

(c)

Employee will not during the course of his employment, or for a period of one year thereafter, either directly or indirectly call on, solicit, or take away, or attempt to call on, solicit, or take away, any of Corporation’s customers with whom, Employee became acquainted during the course of employment with the Corporation.

5.3	Developed Information.

(a)

Employee agrees to promptly disclose to Corporation, or any persons designated by it, all ideas, improvements, inventions, programs, formulae, processes, techniques, discoveries, developments, designs, trade secrets, know-how, and data, whether or not patentable or registrable under copyright or similar statutes, and all designs, trademarks, and copyrightable works that Employee may solely or jointly make or conceive or reduce to practice or learn during the period of his employment that (i) are within the scope of the services to be provided by Employee to the Corporation, and are related to or useful in the business of Corporation or to Corporation’s actual or demonstrably anticipated research, design, development, experimental, production, financing, licensing, or marketing activity carried on by the Corporation, or (ii) result from tasks assigned Employee by Corporation, or (iii) are funded by Corporation, or (iv) result from use of premises owned, leased, or contracted for by Corporation (hereinafter “Developed Information”). Any such disclosure by Employee shall be held in confidence by Corporation and its employees. Employee’s disclosure obligation shall

EMPLOYMENT AGREEMENT

DSC, Inc.

and Jon D. Shaver

continue for one year after termination of Employee’s employment with respect to anything that would be Developed Information if made, conceived, reduced to practice, or learned during the term thereof.

(b)	This Agreement does not require assignment of any invention that qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter “Section 2870”), which provides as follows:

“2870. (a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

	(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

	(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against public policy of this state and is unenforceable.”

The Employee understands that he bears the full burden of proving to the Corporation that Developed Information qualifies fully under Section 2870. By signing this Agreement, the Employee acknowledges receipt of a copy of this Agreement and of written notification of the provisions of Section 2870.

(c)

Employee agrees that all Developed Information shall be the sole property of Corporation and its assigns and shall constitute “works made for hire”, and Corporation and its assigns shall be the sole owner of all patents, trademarks, copyrights, and other rights in connection therewith. Employee hereby assigns to Corporation any rights Employee may have or acquire in all Developed Information. Employee further agrees as to all Developed Information to assist Corporation in every proper way (but at Corporation’s expense) to obtain and from time to time enforce patents, trademarks, copyrights, and other rights with respect to the Developed Information in any and all countries. To that end, Employee will perform any further acts and execute and deliver all documents for use in applying

EMPLOYMENT AGREEMENT

DSC, Inc.

and Jon D. Shaver

for and obtaining such patents and copyrights thereon and enforcing same, as Corporation may desire, together with any assignments thereof to Corporation or persons designated by it Employee’s obligation to assist Corporation in obtaining and enforcing patents, trademarks, copyrights, and other rights for the Developed Information in any and all countries shall continue beyond the termination of this Agreement, but Corporation shall compensate Employee at a reasonable rate not to exceed US$200.00 per day for time actually spent by Employee at Corporation’s request on such assistance. In the event that Corporation is unable for any reason to secure Employee’s signature to any lawful and necessary document required to apply for or prosecute any patent, trademark, copyright, or other right or protection with respect to Developed Information (including renewals, extensions, continuations, divisions, or continuation in part thereof), Employee hereby irrevocably designates and appoints Corporation and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee to execute and file any such application(s) and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, or similar protections thereon with the same legal force and effect as if executed by Employee. The Corporation shall also have the right to keep any and all Developed Information as trade secrets.

(d)	As a matter of record, Employee has attached as Exhibit A to this Agreement a complete list of all inventions, discoveries, developments, improvements, and trade secrets that have been made or conceived or first reduced to practice by Employee alone or jointly with others prior to the date of execution of this Agreement that Employee desires to remove from the operation of this Agreement; and Employee represents and covenants that such list is complete. If no such list is attached, Employee represents and covenants that he has made no inventions, discoveries, developments, improvements, or trade secrets at the time of signing of this Agreement that are to be removed from the operation of this Agreement. Employee acknowledges and agrees that the Corporation is free to compete or generate Developed Information within the areas and types of products that may be described in any such list.

5.4	Property of Others.

(a)

Employee represents that Employee’s performance under this Agreement does not and will not breach any agreement to keep in confidence Proprietary Information or trade secrets, if any, executed or otherwise acquired by Employee in confidence or in trust prior to this Agreement. There are no agreements, written or oral, conveying rights in any research conducted by Employee at any time. Employee has not entered into, and

EMPLOYMENT AGREEMENT

DSC, Inc.

and Jon D. Shaver

Employee agrees that Employee will not enter into, any agreement either written or oral in conflict herewith.

(b)	Employee represents, as part of the consideration for entering into this Agreement, that Employee has not brought and will not bring to Corporation, or use in the performance of Employee’s responsibilities at Corporation, any equipment, supplies, facility, or trade secret information of any current or former employer or organization to which Employee provided services that are not generally available to the public, unless Employee has obtained written authorization for their possession and use.

6.	Equitable Relief. Corporation and Employee acknowledge that any breach or threatened breach of the provisions of Paragraphs 2 and 5 of this Agreement may result in immediate and irreparable harm to the other for which there will be no adequate remedy at law, and that Employee or Corporation will be entitled to equitable relief to restrain the other from violating the terms of these paragraphs, including without limitation temporary restraining orders and injunctions to cease and desist all unauthorized use and disclosure of Proprietary Information and other impermissible activities covered by these paragraphs, without posting bond or other security. Employee and Corporation shall be entitled to recover from the other any costs or expenses incurred in successfully obtaining relief against breach of this Agreement, including but not limited to legal fees and costs. Nothing in these paragraphs shall be construed as prohibiting Employee or Corporation from pursuing any other remedies available to them for such a breach or threatened breach, including the recovery of damages. All other relief sought by either party, whether damages or otherwise, must be sought through the Arbitration process described in subparagraph 8.15.

7.	Continuing Obligations. Employee’s obligations under this Agreement, and specifically but without limitation the obligations of Paragraphs 5 and 6 above, shall continue in effect, even after termination of his employment with the Corporation, and the obligations shall be binding on Employee’s assigns, administrators, and other legal representatives.

8.	General.

8.1	Counterparts. This Agreement may be executed in any number of counterparts by the parties hereto and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement. All counterparts so executed shall constitute one Agreement binding upon all parties hereto, notwithstanding that all the parties are not signatory to the original of the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.

8.2	Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth in this paragraph:

EMPLOYMENT AGREEMENT

DSC, Inc.

and Jon D. Shaver

8.2.1	Total Disability. Employee shall be totally disabled when Employee is not able to perform the major duties of his position because of sickness or injury as shall be determined by a licensed physician selected by the Board of Directors of Corporation.

8.3	Time of Essence. Time is expressly declared to be of the essence of this Agreement and of every provision thereof in which time is an element.

8.4	Continuing Cooperation. Each party to this Agreement shall be obligated hereunder to do such other and further acts, including without limitation, the execution of any documents or instruments, which are reasonable or may be necessary or convenient in carrying out the purposes and intent of this Agreement.

8.5	Governing Law. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the law of California, excluding its conflict of laws rules.

8.6	Benefit and Burden. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permissible assigns.

8.7	Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement, and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision herein contained. If such condition, covenant, or other provision shall be deemed invalid due to its scope or breadth, such covenant, condition, or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

8.8	Waiver and Amendment. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof. This Agreement may be amended only by a written agreement executed by the parties in interest at the time of the modification.

8.9	Captions and Interpretation. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or any provision hereof. No provision in this Agreement is to be interpreted for or against either party because that party or his legal representative drafted such provision.

8.10

Notices. Any notice or notices provided for in this Agreement must be in writing and may be personally served upon the party or parties to receive such notice either within or outside of the State of California, or may be deposited in the United States mail, postage fully prepaid, registered or certified mail, return

EMPLOYMENT AGREEMENT

DSC, Inc.

and Jon D. Shaver

receipt requested, and addressed to the party or parties to be served at the addresses indicated after their signatures below.

8.11	Number and Gender. Whenever the singular number is used herein and .when required by the context, the same shall include the plural, and the masculine, feminine, and neuter genders shall each include the others, and the word “person” shall include corporation, firm, partnership, joint venture, trust or estate.

8.12	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, fully supersedes any and all prior understandings, representations, warranties, and agreements between the parties hereto, or any of them, pertaining to the subject matter hereof and may be modified only by written agreement signed by all of the parties hereto. Each party to this Agreement warrants that in executing this Agreement, such party has relied upon legal advice from counsel of that party’s choice, or has had the opportunity to hire counsel but has chosen not to do so; that the terms of this Agreement have been completely read, and are fully understood; that this Agreement is not executed by reason of representations or inducements not contained within this Agreement; and that each party’s execution of this Agreement is free and voluntary. Each party to this Agreement further represents and warrants that such party is not restricted or prohibited, contractually or otherwise, from entering into and fulfilling the terms of this Agreement, and that the execution and performance of this Agreement is not a violation or breach of any other Agreement between such party and any other person or entity.

8.13	Assignability. Neither this Agreement nor any rights hereunder shall be assigned by Employee. It is expressly acknowledged by Employee that Corporation may at any time assign any or all of its rights and duties with respect to Employee hereunder to any corporation that purchases all or substantially all of Corporation’s voting stock or assets, or to any subsidiary or other affiliate of Corporation, with no further obligation of any description whatsoever to Employee thereafter. Employee agrees to accept such assignment on such terms and agrees that thereupon all of Employee’s rights and duties hereunder shall be with respect to the assignee corporation, except that Employee shall remain obligated to Corporation to observe the terms of Paragraphs 5, 6 and 7 hereof regardless of such assignment.

8.14	Exhibits. All documents identified herein as Exhibits shall be determined to be fully incorporated herein at each point such Exhibits are referred to, whether or not such Exhibits are actually attached hereto.

8.15

In entering into this Agreement, Employee and Corporation agree to accept and be bound by the dispute resolution process set out herein. Except as provided in Section 6 above, this process shall cover any and all grievances that arise out of, or are directly or indirectly related to, this Agreement, Employee’s employment at the Corporation, or the termination of Employee’s employment at the

EMPLOYMENT AGREEMENT

DSC, Inc.

and Jon D. Shaver

Corporation, to the extent permitted by law. Employee agrees that this process covers any and all grievances he may have against the Corporation and/or any of its officers, directors, shareholders, employees, representatives, or agents. As used herein, the word “grievance” or “grievances” shall mean any claims, grievances, causes of action, disputes and disagreements whether they arise out of contract, tort or statute, including but not limited to claims of violation of Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, or the Americans with Disabilities Act, or any state equivalent prohibiting discrimination against or harassment of employees.

Any grievance that can not be resolved informally between Employee and Corporation, shall be submitted to binding arbitration and shall be subject to the following terms:

(a)	It shall be submitted to the American Arbitration Association (“AAA”) in conformance with the AAA’s Rules of Practice and Procedure for Arbitration Hearings. Arbitrations in California shall follow the AAA’s California employment Dispute Resolution Rules.

(b)	Such arbitration shall be binding on both the Corporation and Employee, with no right of appeal, except as provided by law.

(c)	To the extent permitted by law, the costs of arbitration will be paid equally by the Corporation and Employee, but the arbitrator(s) may assess the costs of arbitration against the losing party. Except as provided below, each side will bear its own attorney fees and costs in any arbitration proceeding.

(d)	If Employee or Corporation attempts by any legal proceeding to set aside the award made by the arbitrator(s), or attempts to modify, set aside, or seek interpretation of this provision of this Agreement, the prevailing party in such proceeding will be entitled to an award of reasonable attorney fees and costs.

(e)	In entering into this Agreement and accepting resolution of any grievance under this provision, it is acknowledged and agreed by Employee that:

(i)	The dispute resolution process set forth above is and will be the sole and exclusive remedy for any grievance that Employee may have against Corporation, and any of its officers, directors, shareholders, employees, representatives or agents, or which they may have against Employee, except as provided in Section 6 hereof; and

(ii)	The dispute resolution process is intended to cover any and all grievances that arise out of, or are directly or indirectly related

EMPLOYMENT AGREEMENT

DSC, Inc.

and Jon D. Shaver

to this Agreement, Employee’s employment at the Corporation, or the termination of his employment with the Corporation; and

(iii)	Employee understands that in agreeing to the dispute resolution process set forth herein he is giving up the right to seek redress of grievances in a civil lawsuit or administrative action, which may include the right to a trial by jury. Each party agrees that if a party refuses to submit to arbitration after agreeing to this provision, the arbitrators may enter an award against such party without the party’s participation in the proceedings.

8.16	Indemnity. In the event Employee was, is, or becomes a participant in, or is threatened to be made a participant in, a proceeding by reason of (or arising in part out of) an indemnifiable event, Corporation shall indemnify Employee from and against any and all expenses to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted.

EMPLOYMENT AGREEMENT

DSC, Inc.

and Jon D. Shaver

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first hereinabove written.

DATED: March 31, 2003		CORPORATION

DIVERSIFIED COLLECTION SERVICES, INC., A California Corporation

	By:	/s/ James B. A. Tracey, II
JAMES B. A. TRACEY, II
Chief Executive Officer

DATED: March 31, 2003		EMPLOYEE

DIVERSIFIED COLLECTION SERVICES, INC., A California Corporation

/s/ Jon D. Shaver
JON D. SHAVER

EMPLOYMENT AGREEMENT

DSC, Inc.

and Jon D. Shaver

EXHIBIT “A”

[To Be Attached]

Pursuant to Section 4.3 (d) of the Employment Agreement, Employee hereby acknowledges that he has made no inventions, discoveries, developments, improvements or trade secrets that are to be removed from the operation of the Agreement.

EXECUTION

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT, dated as of January 8, 2004 (this “Amendment”), is made to the Employment Agreement (the “Agreement”), dated as of March 31, 2003, between Diversified Collection Services, Inc., a California corporation (“Corporation”) and Jon D. Shaver (“Employee”). Terms used and not otherwise defined herein have the meanings accorded to such terms in the Agreement.

WHEREAS, Corporation and Employee have previously entered into the Agreement; and

WHEREAS, the parties desire to amend certain provisions of the Agreement, including, without limitation, changing Employee’s position from Executive Vice President and Chief Operating Officer to Vice Chairman and Executive Vice President for Business Development of Corporation.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, and covenants which are to be made and performed by the respective parties, the parties hereby agree as follows:

1. Amendments.

(a) Section 2 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

“2. Scope. During the term of the Agreement, Corporation hereby employs Employee to render services to Corporation as Vice Chairman and Executive Vice President for Corporate Development of Corporation and in such other additional capacities as Corporation’s Board of Directors (the “Board”), in its sole discretion, may designate from time to time, subject in each case, to the overall direction and authority of the Board. Employee shall report to and perform such duties commensurate with his position as Vice Chairman as may be specified from time to time by the Board. Employee shall report to and perform such duties commensurate with his position as Executive Vice President for Corporate Development as may be specified from time to time by the President and/or Chief Executive Officer of Corporation (“CEO”). Employee shall devote his entire time, skill, labor, efforts, and attention to the employment with Corporation. The nature of the employment and Employee’s powers and duties in the capacity of Vice Chairman and Executive Vice President for Corporate Development shall be determined from time to time by the Board and CEO, respectively. During the term of this agreement, Employee shall not, directly or indirectly, alone or as a member of a partnership or as an officer, director or shareholder of any other corporation (other than any which are owned by or affiliated with Corporation), be engaged in or concerned with any other commercial duties or pursuits whatsoever, except with the written consent of the Board and CEO.”

(b) Section 3.2 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

“3.2. Corporation shall pay Employee a quarterly salary bonus not to exceed TWENTY-FIVE THOUSAND DOLLARS AND 00/100 CENTS ($25,000.00) for each quarter or the fiscal year of the Corporation based on Employee’s attainment of specified priorities, goals, and objectives established for Employee by Corporation from time to time (“Performance Bonus”). Employee acknowledges and agrees that the terms and conditions of said priorities, goals and objectives are dynamic and will reflect the business environment then existing. Additionally, Corporation’s “back-end” bonus program will be terminated and in lieu thereof, Employee will be eligible to earn an annual supplemental bonus each year (or pro rated portion thereof), in the amount and based upon the achievement by Employee and Corporation of certain target goals set forth by from time to time by the Board, which goals are initially set forth on Exhibit A attached hereto.”

2. Full Force and Effect. Except as expressly amended or modified hereby, the Agreement will and does remain in full force and effect. The Agreement will become effective if and only if the transactions contemplated by that certain Stock Purchase Agreement with DCS Holdings, Inc, DCS Business Services, Inc. and certain other parties thereto, as in effect from time to time, are consummated. Notwithstanding the foregoing, however, that certain Change of Control Severance Agreement, dated July 31, 2003, by and between Employee and DCS Business Services, Inc., a Nevada corporation, as amended from time to time (the “Change in Control Agreement”) shall not be superceded by this Amendment and the Change of Control Agreement shall remain in full force and effect and shall govern to the extent of any conflict.

3. Governing Law. All questions concerning the construction, validity, and interpretation of this Amendment shall be governed by and construed in accordance with the domestic laws of the State of California, excluding its conflict of laws rules.

4. Counterparts. This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the Parties have executed this First Amendment to the Employment Agreement as of the date first written above.

DIVERSIFIED COLLECTION SERVICES, INC.

By:	/s/ Lisa Im
Name:	Lisa Im
Its:	President

/s/ Jon Shaver
John Shaver

Signature Page to Jon Shaver First Amendment to Employment Agreement

Exhibit A: Jon Shaver Supplemental Bonus Terms (Replacement for Back-End Bonus)

Supplemental bonuses will be determined by the following:

1.	In order to achieve a Supplemental bonus for a particular year, employee must remain employed at end of that fiscal year. In addition, employee must achieve 80% of his individual annual objectives (which shall be tied to the company’s objectives and established by the Company’s board from time to time).

2.	Subject to the catch-up provision below (see # 6), the maximum potential bonus in a given year will be the employee’s base salary.

3.	Supplemental bonus targets will be derived from Revenue and EBITDA targets in the management plan (see Appendix to Shareholder Note) for 2004 through 2008, as adjusted for acquisitions and dispositions based on board-approved projections. For the purpose of bonus calculations, 2003 EBITDA (both the target amount and the actual amount) will be adjusted EBITDA after add-backs as agreed upon by the company’s senior lenders. Performance will be measured as actual vs. targeted performance for the average of the two trailing years, except as noted below in this paragraph. For example, in 2005, the bonus will be determined by measuring the average of actual Revenue and EBITDA for 2005 and 2004 against the average of the management plan for Revenue and EBITDA for 2005 and 2004. However, if the current year’s actual Revenue or EBITDA is lower than the prior year’s corresponding actual Revenue or EBITDA, the current year figure will be used instead of the average (for Revenue or EBITDA or both, whichever of Revenue or EBITDA is lower in the current year).

4.	Performance will be measured as a percentage of target average Revenue and EBITDA. Whichever of Revenue and EBITDA is lower relative to target will be used for the bonus calculation. For example, if ‘average Revenue is 110% of target and EBITDA is 105% of target, management will be deemed to have achieved 105% of plan (the “Percent Achieved”).

5.	In order to achieve any Supplemental bonus, the company must achieve more than 100% of its plan. To achieve the maximum bonus; the company must achieve 125% of its plan. Assuming that the Percent Achieved exceeds 100%, the bonus will be calculated by interpolating between the milestones in the chart below:

Percent Achieved:	100%	105%	110%	115%	120%	125%
Bonus % (of Base Salary) Earned:	30%	40%	50%	60%	75%	100%

6.	Catch-up Provision: If the Percent Achieved exceeds 125% for a particular year, the bonus may be greater than I00% that year only to the extent that the cumulative bonus (including any prior catch-up bonuses) in prior years was less than 100% of base salary. The formula for circumstances where catch-up bonuses are earned because the Percent Achieved exceeds 125% can be stated as follows:

Bonus (if Percent Achieved > 125%) = lesser of a) Percent Achieved divided by 125% times current year base salary and b) the sum of i) current year base salary and ii) the cumulative dollar difference between base salaries in prior years (since inception of this bonus plan) and cumulative bonuses earned.

Obviously, even if the catch-up bonus does not “fully” recognize performance ahead of plan in the current year, because performance is measured on the basis of a 2-year average (other than the exception noted in #3 above), the benefit may still be recognized in the following year.